Exhibit 5.1

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com Client: 20535-00003

May 13, 2013

Colfax Corporation

8170 Maple Lawn Boulevard, Suite 180

Fulton, Maryland 20759

Re:	Colfax Corporation
Registration Statement on Form S-3 (File No. 333-179650)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-179650 (the “Registration Statement”), of Colfax Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement thereto dated May 7, 2013 (the “Prospectus Supplement”), in connection with the offering by the Company of up to 7,500,000 shares (the “Company Shares”) of the Company’s common stock, par value $0.001 per share, (the “Common Stock”) and by the selling stockholders identified in the Prospectus Supplement of up to 4,000,000 shares of the Common Stock (the “Selling Stockholder Shares,” and together with the Company Shares, the “Shares”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, (i) when issued against payment therefor as set forth in the Registration Statement in the case of the Company Shares, will be validly issued, fully paid and non-assessable, and (ii) in the case of the Selling Stockholder Shares, are validly issued, fully paid and non-assessable.

Beijing • Brussels • Century City • Dallas • Denver • Dubai • Hong Kong • London • Los Angeles • Munich

New York • Orange County • Palo Alto • Paris • San Francisco • São Paulo • Singapore • Washington, D.C.

Colfax Corporation

May 13, 2013

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP